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                                                                    EXHIBIT 11.1

                           EAGLE USA AIRFREIGHT, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                         1998           1997
                                                     ------------   ------------
Net income                                           $     21,032   $     16,798

Shares used in basic calculation:
   Weighted average shares outstanding                     18,734         17,792
                                                     ------------   ------------
      Total basic shares                                   18,734         17,792

Additional shares for diluted computation:
   Effect of stock options (1)                                640            890
                                                     ------------   ------------
      Total diluted shares                                 19,374         18,682
                                                     ============   ============

Basic earnings per share                             $       1.12   $       0.94
                                                     ============   ============

Diluted earnings per share                           $       1.09   $       0.90
                                                     ============   ============


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(1)   Calculated assuming exercise of options for 3,129 and 2,110 shares of common stock, respectively, with prices ranging from $1.25 to $35.13 per share based upon the average estimated market price of $28.98 and $26.67 for the fiscal years 1998 and 1997, respectively.